As filed with the Securities and Exchange Commission on August 6, 2020

Registration No. 333-213277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-213277

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 ONTO INNOVATION INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2276314
(State of Incorporation)	(I.R.S. Employer Identification No.)

16 Jonspin Road Wilmington, Massachusetts	01887
(Address of Principal Executive Offices)	(Zip Code)

Nanometrics Incorporated 2003 Employee Stock Purchase Plan

(Full title of the plans)

Robert A. Koch
16 Jonspin Road

Wilmington, MA 01887

(978) 253-6200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Onto Innovation Inc. (the “Registrant”) to deregister all shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) which remain unissued and unsold under Registration Statement No. 333-213277 on Form S-8, registering the offer and sale of 500,000 shares of Common Stock issuable under the Nanometrics Incorporated 2003 Employee Stock Purchase Plan (the “2003 ESPP”) filed by the Registrant with the Securities and Exchange Commission on August 24, 2016 (the “Registration Statement”).

On October 25, 2019, pursuant to the Agreement and Plan of Merger, dated as of June 23, 2019, by and among Nanometrics Incorporated, a Delaware corporation (“Nanometrics”), Rudolph Technologies, Inc., a Delaware corporation (“Rudolph”), and PV Equipment Inc., a Delaware corporation and wholly owned subsidiary of Nanometrics (“Merger Sub”), Merger Sub merged with and into Rudolph, with Rudolph surviving the merger as a wholly owned subsidiary of Nanometrics (the “Merger”). Following completion of the Merger, the combined company was renamed Onto Innovation Inc. The combined company is trading on the New York Stock Exchange under the ticker symbol “ONTO.”

On May 12, 2020, the stockholders of the Registrant approved the Onto Innovation Inc. 2020 Employee Stock Purchase Plan to become effective July 1, 2020 with the 2003 ESPP expiring following the final share purchase made on June 30, 2020. As a result, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Wilmington, Commonwealth of Massachusetts, on August 6, 2020. No other person is required to sign these Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

ONTO INNOVATION INC.

By:	/s/ Robert A. Koch
Robert A. Koch
VP, General Counsel & Secretary